Exhibit 99.3

TESLA ANNOUNCES OFFERINGS OF COMMON STOCK AND CONVERTIBLE SENIOR NOTES

PALO ALTO, CA, May 2, 2019 – Tesla, Inc. today announced offerings of $650 million of common stock and $1,350 million aggregate principal amount of convertible senior notes due in 2024 in concurrent underwritten registered public offerings. In addition, Tesla has granted the underwriters a 30-day option to purchase up to an additional 15% of each offering. Elon Musk, Tesla’s CEO, will participate by purchasing $10 million of common stock.

The aggregate gross proceeds of the offerings, assuming full exercise by the underwriters of their option to purchase additional securities, would be approximately $2.3 billion before discounts and expenses. Tesla intends to use the net proceeds from the offerings to further strengthen its balance sheet, as well as for general corporate purposes.

The notes in this offering will be convertible into cash and/or shares of Tesla’s common stock at Tesla’s election. The interest rate, conversion price and other terms of the notes are to be determined. With respect to the notes, Tesla intends to enter into convertible note hedge transactions and warrant transactions to limit dilution of its common stock. In connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the hedge counterparties or their affiliates expect to enter into various derivative transactions with respect to Tesla’s common stock concurrently with or shortly after the pricing of the notes, including with certain investors in the notes.

Goldman Sachs & Co. LLC and Citigroup are acting as lead joint book-running managers for the offering, with BofA Merrill Lynch, Deutsche Bank Securities, Morgan Stanley and Credit Suisse acting as additional book-running managers, and Societe Generale and Wells Fargo Securities acting as co-managers.

An effective registration statement relating to the securities was filed with the Securities and Exchange Commission on May 2, 2019. The offering of these securities will be made only by means of prospectus supplements and the accompanying prospectus. Copies of the preliminary prospectus supplements and the accompanying prospectus may be obtained from (i) Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316 or email: prospectus-ny@ny.email.gs.com or (ii) Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 800-831-9146.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The securities being offered have not been approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the registration statement, the prospectus contained therein or the prospectus supplements.

Forward-Looking Statements

Certain statements in this press release, including statements regarding the proposed public offerings of common stock and notes, the convertible note hedge and warrant transactions, and Tesla’s intended use for the proceeds of the offerings, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual events or results may differ materially from those contained in the forward-looking statements. Please refer to the registration statement on Form S-3 on file with the SEC and the prospectus and prospectus supplements included or incorporated by reference therein, as well as the other documents Tesla files on a consolidated basis from time to time with the SEC, specifically Tesla’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These documents contain and identify important factors that could cause the actual results for Tesla on a consolidated basis to differ materially from those contained in Tesla’s forward-looking statements. Tesla disclaims any obligation to update information contained in these forward-looking statements.

Investor Relations Contact:

Martin Viecha

Investor Relations

ir@tesla.com

Press Contact:

Dave Arnold

Communications

press@tesla.com